Exhibit 4.20

AMENDMENT OF EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) is made and entered into on this 1day of March, 2018 (the “Effective Date”), by and between Therapix Biosciences Ltd., a public company organized under the laws of the State of Israel (the “Company”), and Oz Adler, Israeli I.D No. [*] (the “Employee”).

WHEREAS	the Company and the Employee have entered into an Employment Agreement, dated July 19, 2017 (the “Agreement”); and

WHEREAS	the parties desire to amend the Agreement as further set forth herein.

NOW THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound, the parties hereby declare and agree as follows:

1.	Capitalized terms used and not otherwise defined herein shall bear the respective meanings ascribed to them in the Agreement.

2.	As of the Effective Date and the [January] salary the following terms in Exhibit A of the Agreement shall be replaced as follows:

2.1.	Base Salary- NIS 21,000.

2.2.	Overtime Compensation- NIS 9,000.

2.3.	Maximum amount of accrued vacation days- 10.

3.	Section 5.11 shall be added as follows:

5.11.1	Subject to the obtainment of all corporate and regulatory approvals, the Company shall insure Employee under the Company’s officers’ insurance policy, in accordance with its terms.

5.11.2	Subject to the obtainment of all corporate and regulatory approvals, to the extent required, Employee shall be entitled to exemption and indemnification in connection with the performance of his employment hereunder, in accordance with the Exemption and Indemnification Letters in the forms previously approved by the Board.

4.	Exhibit A shall be amended so that the Amount of vacation days per year shall be 20 days.

5.	On the Effective Date, the Employee shall be entitled to a one-time bonus in the amount of NIS 90,000 for the year 2017 which shall not derogate from the Employee’s entitlement to any future yearly bonus which may be granted at the sole discretion of the Company and subject to all required corporate approvals.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first written above.

Oz Adler	Therapix Biosciences Ltd.
/s/ Oz Adler	/s/ Ascher Shmulewitz
By: Ascher Shmulewitz
Title: Chairman